Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-179123) and S-8 (No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215) of PDC Energy, Inc. of our report dated February 26, 2013, except for the effects of discontinued operations described in Notes 14 and 19 as to which the date is June 27, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in PDC Energy, Inc.'s Current Report on Form 8-K dated June 28, 2013.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 28, 2013